Sales Report:Supplement No. 147 dated Mar 02, 2010 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 446455
This series of Notes was issued and sold upon the funding of the borrower loan #41095, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$4,000.00	Prosper Rating:	B	Auction Duration:	7 days
Term:	36 months	Estimated loss:	5.0%	Auction start date:	Feb-11-2010
				Auction end date:	Feb-18-2010

Starting lender yield:	20.00%	Starting borrower rate/APR:	21.00% / 23.25%	Starting monthly payment:	$150.70
Final lender yield:	20.00%	Final borrower rate/APR:	21.00% / 23.25%	Final monthly payment:	$150.70

Auction yield range:	6.06% - 20.00%	Estimated loss impact:	5.35%
Lender servicing fee:	1.00%	Estimated return:	14.65%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Jul-1999	Debt/Income ratio:	Not calculated
Basic (1-10):	8	Inquiries last 6m:	0	Employment status:	Not employed
Enhanced (1-5):	5	Current / open credit lines:	10 / 10	Length of status:	0y 11m
Credit score:	720-739 (Feb-2010)	Total credit lines:	21	Stated income:	Not employed
Now delinquent:	0	Revolving credit balance:	$10,037
Amount delinquent:	$0	Bankcard utilization:	30%
Public records last 12m / 10y:	0/ 0	Homeownership:	No
Delinquencies in last 7y:	0
Screen name:	established-funds	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Grad school expenses
Purpose of loan:
This loan will be used to cover my living and personal expenses for the next four months as I complete my business school education.? Unexpected relocation, medical, and auto repair expenses have dipped into my federal student loan funds, creating a shortage.

My financial situation:
I am a good candidate for this loan because my academic schedule will allow me to take a full-time position immediately and I plan to begin repayment of this loan March 2010.? I am actively working with my school's career services center and alumni network for a job in the Boston area.? My family and friends have generously supported my transition to business school; however, they are no longer able to help finance my education.? I will graduate May 2010.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: It appears that you don't actually have any jobs lined up. If it takes you 6-9 months to find a job, will you be able to make payments on this loan, and how? Also, in what area of business are you concentrating? Thanks. - dynrep
A: Thanks for your question, dynrep. Yes, I agree it takes 6-9 months to find my ideal job, but I do have a job lined up for graduation. It doesn't require an MBA degree, which makes it less desirable. This backup job is a management position at an established floral distribution company in Los Angeles. My ideal job would be a consulting position with a New York-based firm. I'll only be in school for another 90 days and the payments on this loan are manageable in the meantime. (Feb-18-2010)
1 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

booOST	$50.00	$50.00	2/11/2010 4:20:52 PM
CallMeBen	$25.00	$25.00	2/11/2010 4:31:38 PM
KMSB	$25.00	$25.00	2/11/2010 4:35:03 PM
Bob450	$50.00	$50.00	2/11/2010 9:38:43 PM
rustysailor	$25.00	$25.00	2/12/2010 10:58:53 AM
dynrep	$50.00	$50.00	2/14/2010 11:40:42 AM
melodious-bid	$100.00	$100.00	2/15/2010 7:12:35 AM
Shanster84	$50.00	$50.00	2/15/2010 5:17:02 PM
m4ng0	$48.66	$48.66	2/15/2010 7:36:54 PM
booOST	$144.19	$144.19	2/17/2010 4:13:06 AM
reflective-rupee	$150.00	$150.00	2/17/2010 8:40:34 AM
Credit4Talent	$26.69	$26.69	2/17/2010 11:46:38 AM
xyzpl	$100.00	$100.00	2/17/2010 11:52:55 AM
trade-guru938	$100.00	$100.00	2/17/2010 7:35:09 PM
Brown98	$25.00	$25.00	2/17/2010 7:45:34 PM
reflective-rupee	$50.00	$50.00	2/17/2010 8:33:51 PM
E-B	$50.00	$50.00	2/18/2010 3:37:41 AM
HermanstadtKid	$45.00	$45.00	2/18/2010 5:12:41 AM
LeoBUSIIT	$25.00	$25.00	2/18/2010 7:15:14 AM
cashhelp	$25.00	$25.00	2/18/2010 9:17:33 AM
osiris	$50.00	$50.00	2/18/2010 9:47:15 AM
Leshan	$25.00	$25.00	2/18/2010 9:51:02 AM
UBOtto186	$25.49	$25.49	2/18/2010 10:11:22 AM
reflective-rupee	$100.00	$100.00	2/18/2010 10:13:32 AM
partyplan	$50.00	$50.00	2/18/2010 6:14:40 AM
asset-electron1	$29.21	$29.21	2/18/2010 10:45:31 AM
Shanster84	$100.00	$100.00	2/18/2010 8:36:19 AM
druidpoet	$25.00	$25.00	2/18/2010 11:14:04 AM
dpries123	$25.00	$25.00	2/18/2010 8:52:17 AM
Jakes_Bank	$25.00	$25.00	2/18/2010 12:48:49 PM
SmartBanking	$25.00	$25.00	2/18/2010 12:26:25 PM
elegant-loot	$50.00	$50.00	2/11/2010 5:45:50 PM
cutter21	$35.35	$35.35	2/12/2010 10:07:53 AM
SeeksValue	$25.00	$25.00	2/12/2010 2:04:16 PM
mattblizz	$50.00	$50.00	2/12/2010 8:15:53 PM
Lilbasko	$25.00	$25.00	2/12/2010 8:41:46 PM
kind-efficient-credit	$25.83	$25.83	2/13/2010 4:42:50 PM
lender12345	$25.00	$25.00	2/14/2010 12:44:44 PM
supasonic	$100.00	$100.00	2/15/2010 10:42:25 AM
well-mannered-income3	$25.00	$25.00	2/16/2010 11:33:51 AM
preventivepestcontrol	$25.00	$25.00	2/16/2010 11:37:20 AM
protargol	$55.84	$55.84	2/16/2010 12:16:32 PM
reflective-rupee	$50.00	$50.00	2/16/2010 6:15:28 PM
genuine-integrity0	$200.00	$57.62	2/17/2010 10:57:26 AM
Ray3486	$25.00	$25.00	2/17/2010 6:03:59 PM
tranquil-revenue	$150.00	$150.00	2/17/2010 7:44:15 PM
Bob450	$50.00	$50.00	2/17/2010 9:54:14 PM
tranquil-revenue	$50.00	$50.00	2/17/2010 10:31:35 PM
ultimate-peace	$100.00	$100.00	2/18/2010 6:02:14 AM
charming-point	$300.00	$300.00	2/18/2010 9:10:31 AM
alex189a	$43.93	$43.93	2/18/2010 9:07:31 AM
zone6	$155.34	$155.34	2/17/2010 10:41:07 PM
Trygs	$25.00	$25.00	2/18/2010 11:16:22 AM
wizard750	$25.00	$25.00	2/18/2010 11:51:55 AM
lnrn	$30.22	$30.22	2/18/2010 11:59:24 AM
MrOglesby	$25.00	$25.00	2/18/2010 9:15:22 AM
sophisticated-ore	$500.00	$500.00	2/18/2010 12:01:41 PM
dynrep	$25.00	$25.00	2/18/2010 12:10:34 PM
PotBellyPete	$25.00	$25.00	2/18/2010 12:38:59 PM
Your_Bank	$25.00	$25.00	2/18/2010 1:09:01 PM
persistent-value3	$51.63	$51.63	2/18/2010 1:12:33 PM
REITRUST	$25.00	$25.00	2/18/2010 12:39:09 PM
dynrep	$25.00	$25.00	2/18/2010 12:09:31 PM
dynrep	$25.00	$25.00	2/18/2010 12:25:35 PM
PeterPsych	$100.00	$100.00	2/18/2010 12:48:06 PM
wild-orange	$25.00	$25.00	2/18/2010 1:18:00 PM
66 bids
Borrower Payment Dependent Notes Series 448205
This series of Notes was issued and sold upon the funding of the borrower loan #41081, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$2,500.00	Prosper Rating:	A	Auction Duration:	7 days
Term:	36 months	Estimated loss:	2.1%	Auction start date:	Feb-26-2010
				Auction end date:	Feb-26-2010

Starting lender yield:	8.39%	Starting borrower rate/APR:	9.39% / 11.49%	Starting monthly payment:	$79.95
Final lender yield:	8.20%	Final borrower rate/APR:	9.20% / 11.30%	Final monthly payment:	$79.73

Auction yield range:	4.05% - 8.39%	Estimated loss impact:	2.12%
Lender servicing fee:	1.00%	Estimated return:	6.08%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Aug-1995	Debt/Income ratio:	40%
Basic (1-10):	9	Inquiries last 6m:	0	Employment status:	Full-time employee
Enhanced (1-5):	4	Current / open credit lines:	24 / 24	Length of status:	10y 6m
Credit score:	740-759 (Feb-2010)	Total credit lines:	40	Occupation:	Other
Now delinquent:	0	Revolving credit balance:	$4,983	Stated income:	$25,000-$49,999
Amount delinquent:	$0	Bankcard utilization:	33%
Public records last 12m / 10y:	0/ 0	Homeownership:	No
Delinquencies in last 7y:	0
Screen name:	astepcloser1018	Borrower's state:	Illinois	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Pay off those taxes
This loan will be used to pay taxes and consolidate my higher interest rate credit cards.

I am a good candidate for this loan because I do have a stable work history, working with the same company for over 10 years, and I make all of my payments every month, on time.

Monthly Net Income: $2000.00

Monthly Expenses:
Rent/Utilities?$500.00
Transportation (car, gas, insurance, etc.)?$400.00
Phone/Internet?$75.00
Credit Cards/Student Loans?$425.00

Please ask if you have questions and thank you for taking the time to check out my listing.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

unk1911	$25.00	$25.00	2/26/2010 4:03:15 PM
Havana21	$50.00	$50.00	2/26/2010 4:03:50 PM
macjp123	$25.00	$25.00	2/26/2010 4:06:59 PM
Clambake	$50.00	$50.00	2/26/2010 4:07:52 PM
xstreamin	$25.00	$25.00	2/26/2010 4:07:59 PM
torion	$25.00	$25.00	2/26/2010 4:08:37 PM
money-maniac	$50.00	$50.00	2/26/2010 4:08:59 PM
foxy-fund	$50.00	$50.00	2/26/2010 4:09:31 PM
bold-durability-drum	$25.00	$25.00	2/26/2010 4:12:15 PM
personal-lender	$25.00	$25.00	2/26/2010 4:12:56 PM
bowdish1	$100.00	$100.00	2/26/2010 4:03:39 PM
charming-point	$300.00	$300.00	2/26/2010 4:13:12 PM
tucksta	$25.00	$25.00	2/26/2010 4:13:31 PM
Aimvest	$25.00	$25.00	2/26/2010 4:13:34 PM
kbodendorf	$25.00	$25.00	2/26/2010 4:04:37 PM
AF-Chief	$27.00	$27.00	2/26/2010 4:05:00 PM
progressive-asset	$100.00	$100.00	2/26/2010 4:07:20 PM
bonafide-cash	$50.00	$50.00	2/26/2010 4:08:28 PM
hitsman	$50.00	$50.00	2/26/2010 4:07:41 PM
platinum-sorcerer6	$25.00	$25.00	2/26/2010 4:10:20 PM
gavinfh	$25.00	$25.00	2/26/2010 4:10:09 PM
the-profit-oracle	$25.00	$25.00	2/26/2010 4:11:45 PM
jdrez	$25.00	$25.00	2/26/2010 4:12:03 PM
wise-handy-finance	$25.00	$25.00	2/26/2010 4:12:22 PM
burrito6	$25.00	$25.00	2/26/2010 4:10:58 PM
friendly-worth3	$25.00	$25.00	2/26/2010 4:12:45 PM
Speculator	$100.00	$100.00	2/26/2010 4:13:26 PM
delicious-social132	$25.00	$25.00	2/26/2010 4:13:06 PM
enthusiastic-balance5	$100.00	$100.00	2/26/2010 4:04:43 PM
nourishing-interest0	$25.00	$25.00	2/26/2010 4:07:06 PM
tntbuzz	$25.00	$25.00	2/26/2010 4:08:14 PM
desertoasis	$50.00	$50.00	2/26/2010 3:59:18 PM
red-undaunted-kindness	$100.00	$100.00	2/26/2010 4:09:18 PM
skuba	$25.00	$25.00	2/26/2010 4:01:04 PM
peerlender	$30.00	$30.00	2/26/2010 4:03:22 PM
bchen78875	$25.00	$25.00	2/26/2010 4:03:32 PM
asset-professor	$75.00	$75.00	2/26/2010 4:04:04 PM
don8ter	$25.00	$25.00	2/26/2010 4:04:14 PM
mg6619	$25.00	$25.00	2/26/2010 4:13:20 PM
heavenly-justice9	$75.00	$75.00	2/26/2010 4:04:19 PM
Microfinancer	$25.00	$25.00	2/26/2010 4:04:51 PM
calm-deal7	$25.00	$25.00	2/26/2010 4:06:51 PM
best-deal-banker	$25.00	$25.00	2/26/2010 4:08:51 PM
credit-kahuna	$100.00	$100.00	2/26/2010 4:07:33 PM
Fiimg	$50.00	$50.00	2/26/2010 4:09:23 PM
luckyldy	$35.00	$35.00	2/26/2010 4:08:06 PM
jigsaw	$100.00	$100.00	2/26/2010 4:08:20 PM
tranquil-diversification8	$25.00	$25.00	2/26/2010 4:10:22 PM
friendly-market5	$25.00	$25.00	2/26/2010 4:09:06 PM
Avala	$50.00	$50.00	2/26/2010 4:09:11 PM
lisaac29	$25.00	$25.00	2/26/2010 4:11:36 PM
flexible-value	$26.00	$26.00	2/26/2010 4:12:41 PM
Kaj	$25.00	$25.00	2/26/2010 4:13:00 PM
Tahoeguy	$50.00	$7.00	2/26/2010 4:13:40 PM
red-favorable-basis	$25.00	$25.00	2/26/2010 4:12:35 PM
55 bids